EXHIBIT 99.1
LecTec Corporation
1407 South Kings Highway
Texarkana, Texas 75501
Contact: Bill Johnson, Controller (903-832-0993)
LecTec Corporation Files Patent Infringement Lawsuit
July 25, 2008 — Texarkana, Texas — LecTec Corporation (OTCBB: LECT) announced today that it has filed a Complaint for patent infringement against Chattem, Inc., Endo Pharmaceuticals, Inc., Johnson & Johnson Consumer Company, Inc., The Mentholatum Company, Inc. and Prince of Peace Enterprises, Inc. in the U.S. District Court for the Eastern District of Texas. The Complaint alleges, among other things, that the defendants have infringed two of LecTec’s patents relating to its medicated patch technology. LecTec is seeking to enjoin the defendants from infringing the two patents and to recover monetary damages relating to such infringement, as well as interest and litigation costs.
About LecTec Corporation
LecTec Corporation is an intellectual property licensing and holding company. The Company’s primary focus is to derive royalty and other income from patents that the Company owns based on its advanced skin interface technologies. The Company was an innovator in hydrogel-based topical delivery of therapeutic over-the-counter medications, which provide alternatives to topical creams and ointments. A hydrogel is a gel-like material having an affinity for water and similar compounds. These gels are ideal for delivering medication onto the skin. The Company holds multiple domestic and international patents on its hydrogel technology.
Cautionary Statements
This press release contains forward-looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc. (“Novartis”), which sells an adult vapor patch under a license from the Company, the Company’s dependence on key personnel and Board of Director members, the success or failure of any attempt by the Company to protect or enforce its patents and territories of coverage, the issuance of new accounting pronouncements, the availability of opportunities for licensing agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Cautionary Statements” filed as Exhibit 99.01 to our Form 10-KSB for the year ended December 31, 2007.